Exhibit 99

FOR IMMEDIATE RELEASE
November 14, 2011

Greektown Superholdings, Inc. Reports Third Quarter Results

DETROIT, November 14, 2011 – Greektown Superholdings, Inc. (“Greektown” or the “company”) today reported financial results for its third quarter ended September 30, 2011.

Net revenues for the quarter ended September 30, 2011 were $80.0 million, compared to $84.6 million for the same quarter of 2010, a decrease of 5.5%.

Net loss for the third quarter was $7.2 million compared to $5.0 million a year ago, and EBITDA(1) decreased to $17.8 million for the third quarter of 2011 from $20.4 million in the same quarter of 2010.

“Although we are pleased with the progress of our casino renovation, the resulting disruption negatively impacted third quarter revenues,” said Michael Puggi, President & CEO of Greektown. “We have made substantial improvements to our facility, affecting over 20,000 square feet of our total 100,000 square feet of gaming space – including the reconfiguration of our table game area, the remodeling of The Fringe bar and the refurbishment of the first floor promotions area. These improvements, despite their short-term impact, are critical to the successful implementation of our long-term strategic plan.”

The company’s cash position improved during the nine months ended September 30, 2011, with cash and cash equivalents increasing to $45.9 million at quarter end, compared to $30.2 million at December 31, 2010. The increase was primarily due to proceeds received from the previously announced sale of land to Wayne County, Michigan, during the third quarter of 2011, as well as operating results for the first nine months of 2011. The company did not borrow against its $30.0 million revolving loan agreement during the third quarter.

Greektown expects capital expenditures for the year ending December 31, 2011 to be approximately $18.0 million, including spending related to the new Asteria casino bar and lounge, scheduled for completion in December 2011. For the year ending December 31, 2012, capital expenditures are projected to be approximately $18.0 million, excluding spending on our new valet parking facility.

“We are focusing our 2012 investment on projects designed to expand the appeal of Greektown,” said Puggi. “We will continue to renovate the casino environment by adding features that not only engage our existing customers, but attract new guests as well.”

“Furthermore, we plan on improving the accessibility of our property. The most significant element of this plan is the construction of our new valet parking facility, scheduled to break ground in 2012. This facility will make it more convenient than ever to visit Greektown.”

“These changes, in addition to the previously announced four year labor agreement reached with the Detroit Casino Council, are designed to improve Greektown’s competitiveness and create long-term value for our customers, team members, and shareholders.”

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Reconciliation of net (loss) income to EBITDA is attached to this release. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.

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About Greektown Superholdings, Inc.
Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as the International Buffet, Eclipz Lounge, Shotz Sports Bar & Grill, Bistro 555 and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and recently became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about capitalization and performance of Greektown. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond Greektown’s control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, general economic and business conditions, competitive conditions (including the opening of new casinos and the potential legalization of Internet gambling in the United States), and ability to service indebtedness as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Greektown. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:
Greektown Superholdings, Inc.
Lloryn Love
313-223-2999, ext. 5455
llove@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President and Chief Financial Officer
313-223-2999, ext. 5458
gtomaszewski@greektowncasino.com

Greektown Superholdings, Inc.
Consolidated Condensed Statements of Operations (unaudited)
(In Thousands, except share and per share data)

	Successor (1)			Predecessor (1)
	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Casino	$82,184	$87,094	$260,103	$177,429
Food and beverage	5,320	5,900	17,236	11,924
Hotel	2,848	2,569	8,240	4,628
Other	1,060	1,291	3,554	2,482
Gross revenues	91,412	96,854	289,133	196,463
Less promotional allowances	11,422	12,235	39,699	23,591
Net revenues	79,990	84,619	249,434	172,872

Operating expenses
Casino	19,791	22,362	59,884	44,291
Gaming taxes	17,719	18,832	56,058	38,469
Food and beverage	4,070	3,916	14,320	7,817
Hotel	2,288	2,188	6,918	4,397
Marketing, advertising, and entertainment	1,732	1,496	5,429	4,146
Facilities	4,997	4,736	15,245	9,689
Depreciation and amortization	8,301	10,031	28,888	10,488
General and administrative expenses	11,610	11,076	34,965	21,542
Operating expenses	70,508	74,637	221,707	140,839
Income from operations	9,482	9,982	27,727	32,033

Other expenses
Interest expense	(14,411)	(14,733)	(43,032)	(39,866)
Net gain (loss) on Chapter 11 related reorganization items from fresh start adjustments	-	378	(1,149)	301,352
Total other (expense) income, net	(14,411)	(14,355)	(44,181)	261,486

(Loss) income before income taxes	(4,929)	(4,373)	(16,454)	293,519

Income tax expense	(2,236)	(632)	(2,549)	(2,598)
Net (loss) income	$(7,165)	$(5,005)	$(19,003)	$290,921

Loss per share:
Basic	$(79.43)	$(66.41)	$(224.42)	N/A
Diluted	$(79.43)	$(66.41)	$(224.42)	N/A

Weighted average common shares outstanding	144,231	140,000	142,048	N/A
Weighted average common and common equivalent shares outstanding	144,231	140,000	142,048	N/A

(1) Successor and Predecessor periods represent the Company adopting fresh-start accounting reporting at June 30, 2010.

Greektown Superholdings, Inc.
Consolidated Condensed Balance Sheets
(In Thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,932	$30,195
Restricted cash	–	5,000
Certificate of deposit	–	534
Accounts receivable, net and notes receivable	3,799	7,987
Other current assets	9,001	18,470
Total current assets	58,732	62,186

Property, building, and equipment, net	316,325	335,608

Other assets:
Financing fees - net of accumulated amortization	12,451	14,884
Casino development rights and other intangible assets	195,850	206,200
Goodwill	110,252	110,252

Total assets	$693,610	$729,130

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	12,337	12,068
Taxes payable	1,250	295
Accrued interest	12,551	25,164
Unsecured distribution liability	–	10,000
Accrued expenses and other liabilities	10,465	9,626
Total current liabilities	36,603	57,153

Long-term liabilities:
Other accrued income taxes	8,797	8,887
Senior secured notes - net	366,829	364,218
Obligation under capital lease	2,492	2,510
Deferred income taxes	8,412	7,282
Total long-term liabilities	386,530	382,897

Total liabilities	423,133	440,050

Total shareholders' equity	270,477	289,080
Total liabilities and shareholders' equity	$693,610	$729,130

Greektown Superholdings, Inc.
Consolidated Statements of Cash Flows
(In Thousands)
	Successor (1)		Predecessor (1)
	Nine months Ended September 30,	Three Months Ended September 30,	Six months Ended June 30,
	2011	2010	2010
Operating activities
Net (loss) income	$(19,003)	$(5,005)	$290,921
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	28,888	10,031	10,488
Amortization of finance fees and accretion of discount on senior notes	5,168	1,633	2,079
Chapter 11 related reorganization items	1,149	(378)	(301,354)
Deferred income taxes	1,130	(18)	1,350
Stock compensation	400	79	–
Changes in current assets and liabilities:
Accounts receivable - gaming	208	312	1,684
Accounts receivable - other	529	(93)	–
Property tax refund receivable	3,451	–	–
State of Michigan gaming tax refundable		5,743	6,585
Inventories	(12)	74	20
Prepaid expenses	9,481	2,180	4,748
Notes receivables	-	–	460
Accounts payable	1,519	7,355	(6,315)
Accrued PIK interest	-	–	(27,783)
City of Detroit settlement agreement accrual	-	–	(13,547)
Unsecured distribution liability	(10,000)	–	–
Accrued expenses and other liabilities	(13,356)	9,419	14,031
Net cash provided by (used in) operating activities before reorganization costs	9,552	31,332	(16,633)
Operating cash flows for reorganization costs	-	(4,216)	(14,557)
Net cash provided by (used in) operating activities	9,552	27,116	(31,190)

Investing activities
Decrease in restricted cash	5,000	–	–
Capital expenditures	(9,946)	(4,450)	(5,566)
Disposition of real estate	10,681	–	–
Redemption of (investment in) certificate of deposit	534	(1)	(2)
Net cash provided by (used in) investing activities	6,269	(4,451)	(5,568)

Financing activities
Proceeds from borrowings on long-term notes payable	-	–	362,605
Payments on long-term debt	-	–	(516,328)
Payments on notes payable	-	(476)	(913)
Financing fees paid	(84)	(185)	(16,702)
Proceeds from issuance of stockholders' equity	-	–	196,000
Net cash (used in) provided by financing activities	(84)	(661)	24,662

Net increase (decrease) in cash and cash equivalents	15,737	22,004	(12,096)
Cash and cash equivalents at beginning of year	30,195	13,596	25,692
Cash and cash equivalents at end of period	$45,932	$35,600	$13,596

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$50,648	$103	$13,689
Cash paid during the period for income taxes	$556	$760	$475

(1) Successor and Predecessor periods represent the Company adopting fresh-start accounting reporting at June 30, 2010.

Greektown Superholdings, Inc.
Reconciliation of Net (Loss) Income to EBITDA
(In Thousands, except share and per share data)

	Successor (1)			Predecessor (1)
	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Six Months Ended June 30,
	2011	2010	2011	2010

Net (loss) income (2)	$(7,165)	$(5,005)	$(19,003)	$290,921
Interest expense	14,411	14,733	43,032	39,866
Income tax expense	2,236	632	2,549	2,598
Depreciation and amortization	8,301	10,031	28,888	10,488
EBITDA (3)	$17,783	$20,391	$55,466	$343,873

(1) Successor and Predecessor periods represent the Company adopting fresh-start accounting reporting at June 30, 2010.

(2) Net (loss) income for the successor three months ended September 30, 2010, the nine months ended September 30, 2011,  and the predecessor six months ended June 30, 2011 are inclusive of Net gain (loss) on Chapter 11 related reorganization items  from fresh- start accounting adjustments.

(3) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.